EXHIBIT 10.37

PROMISSORY NOTE

$1,000,000.00                                        Nashville, Tennessee
                                                  October 13, 2004

FOR VALUE RECEIVED, the undersigned, ANSLEY INVESTMENTS, LLC, Georgia limited liability company (hereinafter referred to as "Maker") promises to pay to the order of BF ENTERPRISES, INC., a Delaware corporation ("Payee"; Payee and any subsequent holder[s] hereof are hereinafter referred to collectively as "Holder"), at the office of Payee at 100 Bush Street, Suite 1250, San Francisco, California 94104, Attention: Brian P. Burns, Jr., or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of One Million Dollars ($1,000,000.00), together with interest as set forth below (collectively, the "Indebtedness"). All capitalized terms not defined herein shall have the same meanings given to them in the that certain Contract of Purchase and Sale dated April 30, 2004 by and between Maker and Payee.

The Indebtedness shall be payable as follows: interest only shall be payable on each Adjustment Date, which shall be each six-month anniversary of the date hereof. All outstanding principal and interest shall be due and payable on the tenth (10th) Adjustment Date, or October 13, 2009. In the event that Maker should sell any portion of the Property, Maker shall apply fifty percent (50%) of the Net Sale Proceeds therefrom to the outstanding principal balance of this Note. For purposes of this Note, "Net Sale Proceeds" shall mean the gross proceeds of the sale of any portion of the Property, less any amounts attributable to the proration of taxes, premiums for title insurance, escrow charges, transfer taxes, real estate commissions, and similar fees and charges paid by Maker at the closing of such sale pursuant to the related sale agreement.

Subject to the limitations hereinafter set forth, the unpaid principal balance of the Indebtedness hereby evidenced shall bear interest from the date hereof through October 13, 2009 at a variable rate (the "Variable Rate") per annum based on a three hundred and sixty (360) day year which shall be equal to the lesser of (i) the maximum rate of interest which Holder may lawfully charge (the "Maximum Lawful Rate"), or (ii) a rate which is equal to the Treasury Bill Rate (as hereinafter defined) quoted on the date hereof for United States Treasury Bills having a maturity date comparable to the maturity date of this Note having a five (5) year maturity. The Treasury Bill Rate shall be determined on the date hereof and on every Adjustment Date hereafter. Each change in the Variable Rate which results from a change in the Treasury Bill Rate shall become effective, without notice to the Maker on each Adjustment Date following any change in the Treasury Bill Rate. The Treasury Bill Rate shall mean the United States Treasury Bill rate as reported in the Treasury Bonds, Notes & Bills Section of The Wall Street Journal published on the date hereof, provided, however, that if The Wall Street Journal is not published on such date, the Treasury Bill Rate shall be determined by reference to The Wall Street Journal last published immediately preceding such date.

All payments in respect of the Indebtedness shall be made in collected funds, and shall be applied to principal, accrued interest and charges and expenses owing under or in connection with this Note in such order as Holder elects, except that payments shall be applied to accrued interest before principal.

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The Indebtedness may be prepaid in whole or in part, at any time and from time to time, without penalty.

Time is of the essence of this Note. If default be made under this Note, or in the payment of any other sum which may be due and owing under any document or instrument securing this Note, and if such default shall continue for a period of ten (10) days or more following notice thereof by Holder to Beneficiary, then the entire principal sum outstanding, together with accrued interest thereon, fees, charges, and costs, if any, shall at the option of the Holder, at once become due and payable without further notice. If default be made in the performance of any other provisions contained herein, or if default occurs (other than in the payment of this Note) under any other document or instrument securing this Note, then after any applicable notice and the expiration of any applicable grace period, then entire principal sum outstanding, together with accrued interest thereon, fees, charges, and costs, if any, shall, at the option of the Holder, after the expiration of any applicable grace period, become due and payable without further notice.

No failure to accelerate the maturity of this Note by reason of default hereunder, acceptance of a past due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable laws. No extension of time for payment of the Indebtedness or any installment due hereunder, made by agreement with any person now or hereafter liable for payment of the Indebtedness, shall operate to release, discharge, modify, change or affect the original liability of Maker hereunder or that of any other person now or hereafter liable for payment of the Indebtedness, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

To the extent permitted by applicable law, Maker shall pay to Holder a late charge equal to five percent (5%) of any payment hereunder that is not received by Holder within ten (10) days of the date on which it is due, in order to cover the additional expenses incident to the handling and processing of delinquent payments; provided however that nothing in this provision shall be deemed to waive any other right or remedy of the Holder hereof by reason of Maker's failure to make payments when due hereunder.

In the event this Note is placed in the hands of an attorney for collection or for enforcement or protection of the security, or if Holder incurs any costs incident to the collection of the Indebtedness or the enforcement or protection of the security, Maker and any indorsers hereof agree to pay a reasonable attorney's fee, all court and other costs, and the reasonable costs of any other collection efforts.

Maker, for itself and its successors and assigns and any endorser or guarantor, jointly and severally, waives presentment, protest and demand, notice of protest, demand, dishonor and non-payment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of Maker or any endorser or guarantor hereof.

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The indebtedness and other obligations evidenced by this Note are further evidenced and/or secured by a Deed of Trust of even date herewith recorded in the Register's Office of Davidson County, Tennessee, to which reference is hereby made for a description of the rights of the Holder of this Note in the event of default (hereinafter collectively referred to as the "Deed of Trust").

All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use of the money advanced or to be advanced hereunder exceed the Maximum Lawful Rate. If, from any circumstances whatsoever, the fulfillment of any provision of this Note, the Loan Agreement or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the Indebtedness shall involve the payment of interest in excess of the Maximum Lawful Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Lawful Rate; and if from any circumstance whatsoever, Holder shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Lawful Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between Maker and Holder with respect to the Indebtedness.

This Note has been negotiated, executed and delivered in the State of Tennessee, and is intended as a contract under and shall be construed and enforceable in accordance with the laws of said state, except to the extent that Federal law may be applicable to the determination of the Maximum Lawful Rate.

As used herein, the terms "Maker" and "Holder" shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law. In the event that more than one person, firm or entity is a maker hereunder, then all references to "Maker" shall be deemed to refer equally to each of said persons, firms, or entities, all of whom shall be jointly and severally liable for all of the obligations of each Maker hereunder.

(Signatures on the following page)

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In Witness Whereof, the Maker has executed this Note as of the date and year set out on the first page hereof.

ANSLEY INVESTMENTS, LLC

By: /s/ W. Bonneau Ansley, Manager

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